Exhibit 99.1

LKQ Corporation Announces New $1.0 Billion Credit Facility

•	$750 million Revolving Credit Facility
•	$250 million Term Loan

Chicago, IL-(March 25, 2011) – LKQ Corporation (NASDAQ: LKQX) today announced that it entered into a definitive credit agreement with several lenders to borrow up to $1.0 Billion. The new facility replaces the Company’s $750 million facility that would have expired in October 2013.

“The new revolving credit facility and term loan give LKQ additional flexibility to execute our growth plans at attractive rates,” commented Joseph Holsten, Vice Chairman and Co-Chief Executive Officer of LKQ Corporation.

The key features of the secured credit facility include:

•	$750 million revolving credit facility with a $300 million multicurrency sublimit

•	$250 million term loan facility

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Initial pricing on the United States dollar portions of the facility at Libor plus 175 basis points (a 50 basis point reduction relative to the Company’s prior facility) with an undrawn fee of 35 basis points

•	Annual amortization payments on the term loan of 5% in years 1 and 2, 10% in years 3 and 4, and 15% in year 5 with a balloon payment at maturity

•	$400 million accordion feature

•	5 year term expiring March 25, 2016

John Quinn, Executive Vice President and Chief Financial Officer commented: “In addition to the increased borrowing capacity, we expect the new facility to bring a number of benefits including lower borrowing costs, reduced amortization payouts, more efficient cash management and extending our only major debt maturity to 2016.”

The Company indicated the initial use of proceeds will be repayment of the prior credit facility and for general corporate purposes.

The Company confirmed that previously issued guidance released on February 24, 2011 did not include the impact of the refinancing. The Company anticipates a first quarter 2011 write-off of debt issuance costs of approximately $6 million related to the retired credit facility.

JP Morgan Chase Bank, N.A. acted as Administrative Agent, Bank of America,N.A as Syndication Agent, and RBS Citizens,N.A. and Wells Fargo Bank,N.A. as Co-Documentation Agents.

J.P. Morgan Securities,LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., RBS Citizens, N.A. and Wells Fargo Securities, LLC acted as Joint Bookrunners and Joint Lead Arrangers.

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About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket and recycled collision replacement parts, and refurbished collision replacement products such as wheels, bumper covers and lights, and a leading provider of mechanical replacement parts used to repair light vehicles. LKQ operates more than 325 facilities, offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light, medium and heavy-duty trucks.

Forward Looking Statements

The statements in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.

These factors include:

•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products and our ability to obtain financing for operations;

•	fluctuations in the pricing of new original equipment manufacturer (“OEM”) replacement parts;

•	the availability and cost of our inventory;

•	variations in vehicle accident rates or miles driven;

•	changes in state or federal laws or regulations affecting our business;

•	changes in the types of replacement parts that insurance carriers will accept in the repair process;

•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•	increasing competition in the automotive parts industry;

•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•	our ability to operate within the limitations imposed by financing arrangements;

•	our ability to obtain financing on acceptable terms to finance our growth;

•	declines in the values of our assets;

•	fluctuations in fuel and other commodity prices;

•	fluctuations in the prices of scrap metal and other metals;

•	our ability to develop and implement the operational and financial systems needed to manage our operations;

•	our ability to integrate and successfully operate acquired companies and any companies acquired in the future and the risks associated with these companies;

•	claims by OEMs or others that attempt to restrict or eliminate the sale of aftermarket products:

•	termination of business relationships with insurance companies that promote the use of our products;

•	product liability claims by the end users of our products or claims by other parties who we have promised to indemnify for product liability matters;

•	currency fluctuations in the U.S. dollar versus the Canadian dollar, the Mexican peso and the Taiwan dollar;

•	instability in regions in which we operate, such as Mexico, that can affect our supply of certain products; and

•	other risks that are described in our Form 10-K filed February 25, 2011 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Joseph P. Boutross

Director, Investor Relations

(312) 621-2793